Exhibit 10.3

June 24, 2008

Mr. John J. Legere

Chief Executive Officer

Global Crossing Limited

200 Park Avenue

Florham Park, New Jersey 07932

Re: First Amendment to Employment Agreement

Dear Mr. Legere:

Reference is made to the Employment Agreement dated as of August 15, 2006 (the “Agreement”) between you and Global Crossing Limited (the “Company”). Capitalized terms used in this letter shall have the respective meanings set forth in the Agreement.

Effective June 24, 2008, the Agreement is amended as follows:

1.	Section 6(c)(ii) of the Agreement is amended by deleting therefrom the references to “two (2) times the sum of Base Salary plus Annual Bonus” and “for a period of two (2) years following the date of such termination” and inserting, in lieu thereof, “three (3) times the sum of Base Salary plus Annual Bonus” and “for a period of three (3) years following the date of such termination,” respectively.

2.	Section 6(c)(iii) of the Agreement is amended by deleting therefrom the references to “one (1) times the sum of Base Salary plus Annual Bonus” and “for a period of one (1) year following the date of such termination” and inserting, in lieu thereof, “three (3) times the sum of Base Salary plus Annual Bonus” and “for a period of three (3) years following the date of such termination,” respectively.

Except as specifically set forth herein, all provisions of the Agreement shall continue in full force and effect.

Please confirm your agreement to the foregoing by executing this First Amendment in the space indicated below.

Very truly yours,

GLOBAL CROSSING LIMITED

By:	/s/ Neil Barua
Name:	Neil Barua
Title:	Chief Administrative Officer

ACKNOWLEDGED AND AGREED:

/s/ John J. Legere
John J. Legere